Exhibit 99.1

CONTACTS: (408) 995-5115 Media Relations: Bill Highlander, Ext. 1244 Investor Relations: Rick Barraza, Ext. 1125

CALPINE REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS

Completes $4.6 Billion Refinancing Program

Nears Completion of $2.3 Billion Liquidity-Enhancing Program

Updates 2003 Earnings Guidance

     (SAN JOSE, CALIF.) /PR NEWSWIRE-First Call/ Nov. 5, 2003 – San Jose, Calif.-based Calpine Corporation [NYSE:CPN], one of North America’s leading power companies, today announced financial and operating results for the three and nine months ended September 30, 2003.

     For the quarter ended September 30, 2003, the company reported earnings per share of $0.51, or $237.8 million of net income, compared with earnings per share of $0.34, or $151.1 million of net income, for the third quarter of 2002. Results for the third quarter of 2003 include a $0.23 per share gain recorded on the purchases of outstanding debt and preferred securities, offset by a loss of $0.01 per share for other charges.

     For the nine months ended September 30, 2003, the company reported earnings per share of $0.41, or $162.4 million of net income, compared with earnings per share of $0.40, or $143.8 million of net income, for the nine months ended September 30, 2002. Results for the first nine months of 2003 include a $0.25 per share gain recorded on the purchases of outstanding debt and preferred securities, offset by a loss of $0.11 for other charges, including a $0.03 per share non-cash charge for equipment and development cost write-downs, a $0.04 per share non-cash charge for foreign exchange translation losses, a $0.03 per share charge for discontinued operations to reflect the sale of the company’s specialty engineering unit, and a $0.01 per share loss for non-routine equipment repair costs.

	Third Quarter

	2003	2002	% Chg

Megawatt-hours Generated (millions)	25.9	23.4	11%
Megawatts in Operation	22,244	17,947	24%
Revenue (millions)	$2,687.1	$2,474.7	9%
Net Income (millions)	$237.8	$151.1	57%
Earnings Per Share (millions)	$0.51	$0.34	50%
Operating Cash Flow (millions)	$58.2	$366.8	(84)%
EBITDA, as adjusted (millions) (a)	$663.1	$488.9	36%
EBITDA, as adjusted, before charges (millions) (b)	$480.7	$510.1	(6)%
Total Assets (billions)	$26	$23	13%

(a)	Earnings Before Interest, Tax, Depreciation and Amortization, as adjusted; see attached Supplemental Data for reconciliation from net income.

(b)	See attached Supplemental Data for reconciliation from EBITDA, as adjusted.

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CALPINE REPORTS THIRD QUARTER 2003 RESULTS

Nov. 5, 2003

     Peter Cartwright, Calpine chairman, CEO and president, stated, “The quarter was highlighted by the very successful advancement of our refinancing and liquidity-enhancing programs—both of which, I’m pleased to report, exceeded our expectations. Following these liquidity and refinancing transactions, we expect to end the year with liquidity of approximately $2 billion. More important, we’ve accomplished this while continuing to execute our proven business plan, maintaining our financial strength and enhancing the long-term value of Calpine.

     “On the liquidity front, Calpine has completed approximately $2.1 billion of liquidity-enhancing transactions in 2003, and we expect to complete approximately $300 million of additional transactions by year-end. We also completed several successful financing transactions, totaling $4.6 billion, which allowed Calpine to extend debt maturities and selectively repurchase certain debt securities at a discount. Our efficient fleet of energy centers increased production by 11%; however, operating earnings for the quarter were lower than expected due to low spark spreads brought about by excess capacity in some markets, generally mild weather, high gas prices and a weak economy.

     “Although we anticipated stronger spark spreads during the quarter, we remained profitable due to the strength of our contractual portfolio. Looking forward, the power industry remains a strong, long-term investment, with tremendous opportunity for growth. Today, we generate over 22,000 megawatts of electricity, and when our construction program is complete, we will produce nearly 30,000 megawatts. As energy prices and industrial demand normalize, Calpine will have an unparalleled opportunity to leverage our fleet of highly efficient, integrated systems of power plants.”

2003 Third Quarter Results

     The company’s growing portfolio of operating power generation facilities contributed to an 11% and 17% increase in electric generation production for the three and nine months ended September 30, 2003, respectively, compared to the same periods in 2002. Electric generation and marketing revenue increased 3% and 23% for the three and nine months ended September 30, 2003, respectively, as electricity and steam revenue increased by $496.9 million or 53% and $1,361.8 million or 60%, respectively, as a result of the higher production and higher electricity prices. This was partially offset by a decline in sales of purchased power for hedging and optimization. Overall, the company achieved approximately $2.7 billion of revenue for the third quarter of 2003, compared to approximately $2.5 billion for the third quarter of 2002. Operating results for the three and nine months ended September 30, 2003, reflect a decrease in average spark spreads per megawatt-hour compared with the same periods in 2002. While the company experienced an increase in realized electricity prices in 2003, this was more than offset by higher fuel expense. At the same time, higher realized oil and gas pricing resulted in an increase in oil and gas production margins compared to the prior periods. During the quarter, the company recorded other revenue of $69.4 million in connection with its settlement with Enron, primarily related to the termination of commodity contracts following the Enron bankruptcy. This partially offsets the amounts being amortized to fuel expense related to the terminated Enron hedges.

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CALPINE REPORTS THIRD QUARTER 2003 RESULTS

Nov. 5, 2003

     Plant operating expense, interest expense and depreciation were higher due to the additional plants in operation. Gross profit for the three and nine months ended September 30, 2003, increased approximately 2% and decreased approximately 8%, respectively, compared to the same periods in 2002. For the three and nine months ended September 30, 2003, overall financial results significantly benefited from $192.2 million and $199.0 million, respectively, of net pre-tax gains recorded in connection with the repurchase of various issuances of debt and preferred securities at a discount.

     Also, effective July 1, 2003, the company adopted SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS No. 150”), which required the company to prospectively classify as debt $244 million of certain preferred equity interests, some of which were previously classified as minority interests. However, we continue to classify $310 million of Calpine Power Income Fund preferred equity interests as minority interests, rather than debt, in anticipation that the Financial Accounting Standards Board will defer the applicability of SFAS No. 150 to limited life partnerships prior to our Form 10-Q filing for the quarter ended September 30, 2003.

2003 Liquidity Program Update

     Calpine is nearing the successful completion of its $2.3 billion liquidity program for 2003. To date, the company has closed approximately $2.1 billion of liquidity-enhancing transactions. Over the past several months, Calpine has:

•	Completed its offering of approximately $301.7 million of Gilroy Energy Center, LLC (GEC) 4% Senior Secured Notes Due 2011. In connection with this offering, Calpine has also received funding on a third party preferred equity investment in GEC Holdings, LLC, totaling $74 million. GEC is a wholly owned, stand-alone subsidiary of the Calpine subsidiary GEC Holdings, LLC;

•	Completed a $230 million, non-recourse project financing for its 600-megawatt Riverside Energy Center, currently under construction in Beloit, Wisc. The project will deliver 450 megawatts of electricity to Wisconsin Power and Light and provide 75 megawatts of capacity to Madison Gas & Electric under two, nine-year agreements;

•	Closed the initial public offering of Calpine Natural Gas Trust (CNG Trust). CNG Trust acquired select Canadian natural gas and crude oil properties from Calpine, generating net proceeds of approximately $153 million;

•	Sold a 70% interest in its 150-megawatt Auburndale, Fla. power plant for $86 million. Calpine will hold the remaining 30% interest and continue to operate and maintain the plant; and

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CALPINE REPORTS THIRD QUARTER 2003 RESULTS

Nov. 5, 2003

•	Received approximately Cdn$19.2 million from the exercise of Warranted Units issued as part of the Calpine Power Income Fund secondary offering. To date, Calpine has received approximately Cdn$61.7 million (approximately US$46.3 million) from the exercise of the Warranted Units. The balance of approximately Cdn$15.0 million (approximately US$11.3 million), is expected to be received by year-end.

     The last significant transaction included in the 2003 liquidity program is the non-recourse project financing to fund the construction of the 600-megawatt Rocky Mountain Energy Center in Colorado. This financing is expected to close by December 31, 2003.

     On September 30, 2003, liquidity for the company totaled approximately $1.8 billion. This included cash and cash equivalents on hand of approximately $1.0 billion, the current portion of restricted cash of $0.4 billion and approximately $0.4 billion of borrowing capacity under the company’s various credit facilities.

Financing Program

     In what has been a challenging year in the U.S. capital markets, Calpine has completed $4.6 billion of capital market transactions. Proceeds from these financings have been used to refinance and repurchase existing debt. Most recently, Calpine has:

•	Closed the $750 million financing at its wholly owned subsidiary, Calpine Construction Finance Company, L.P. (CCFC I); and

•	Issued $50 million of secured notes through CCFC I, which was an add-on to the $750 million CCFC I offering.

     Net proceeds from these offerings were used to refinance a portion of CCFC I’s existing debt. The remaining balance was repaid from proceeds from the $3.3 billion term loan and second-priority senior secured notes offering.

     As of November 1, 2003, the company has repurchased approximately $1.4 billion in principal amount of its outstanding debt and preferred securities in exchange for approximately $1.0 billion in cash and 30.0 million shares of common stock valued at approximately $160.6 million. As a result of these transactions, the company has realized a net pre-tax gain on the repurchase of securities of $202.4 million, while reducing indebtedness by $393 million.

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CALPINE REPORTS THIRD QUARTER 2003 RESULTS

Nov. 5, 2003

Operations Update

     Calpine has built and manages the largest, cleanest and most efficient fleet of natural gas-fired and geothermal power plants in the industry, representing more than 22,000 megawatts of electricity. To help fuel its assets and hedge its long-term natural gas costs, Calpine also owns nearly 900 billion cubic feet equivalent of natural gas reserves. During the quarter, Calpine:

•	Operated at a 60% baseload capacity factor, producing 25.9 million megawatt-hours, an 11% increase compared to third quarter production levels in 2002;

•	Achieved an average baseload heat rate of approximately 7,160 British thermal units per kilowatt-hour for the quarter, significantly below the industry average;

•	Increased the total average availability factor of its North American generating facilities to 98.3%, compared to 95.2% a year ago;

•	Advanced construction of 13 projects in ten states, representing an additional 7,600 megawatts of new capacity; and

•	Produced approximately 257 million cubic feet equivalent per day of natural gas – representing about 15% of Calpine’s total fuel consumption requirements.

New Market Opportunities

     Calpine is uniquely positioned to offer wholesale and industrial customers access to its integrated systems of highly efficient power plants, natural gas assets and energy products and services.

     Calpine continues to execute its strategy of selling the majority of its power under long-term contracts. In 2003 alone, Calpine has executed power sales contracts for nearly 5,400 megawatts of generation. These contracts have an average on-peak spark spread of approximately $18 per megawatt hour and have an average life of approximately two years.

     During the quarter, the company announced a number of new power contracts with major load-serving customers in key power markets, including:

•	A two-year agreement to supply electricity to Reliant Energy Electric Solutions, LLC, Houston, Texas. Calpine will supply 150 megawatts beginning January 1, 2004, increasing to 250 megawatts on January 1, 2005;

•	A term sheet for a ten-year power sales agreement with San Diego Gas & Electric for the full output of Calpine’s 570-megawatt Otay Mesa Energy Center currently under construction near San Diego; and

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CALPINE REPORTS THIRD QUARTER 2003 RESULTS

Nov. 5, 2003

•	A partnership between Calpine and Mitsui & Co. that was selected by Comision Federal de Electricidad (CFE) to build, own and operate a 525-megawatt baseload, natural gas-fired, combined-cycle energy center for CFE in the Yucatan Peninsula. The proposed facility will deliver electricity to CFE under a 25-year power sales agreement. Calpine will supply two combustion gas turbines to the project, which will give the company a 45-percent interest in the facility. Mitsui will own the remaining interest.

     Included in the attached Supplemental Data to this news release is an updated report summarizing Calpine’s total generation capacity and capacity currently under contract through 2008. A full detailed report is available on the company’s website at www.calpine.com.

Updated 2003 Earnings Guidance

     The company is updating its GAAP fully diluted earnings per share guidance for the year ending December 31, 2003, to a range of approximately $0.85 to $1.00 per share. Core operating earnings for the year have been revised from $0.25 to $0.35 per share to $0.18 to $0.22 per share based on lower spark spreads expected during the fourth quarter. Included in this guidance are other expenses, which include equipment and development cost write-downs and foreign exchange translation losses; other income, which includes gains on sale of assets; gains to be recorded on the open-market purchases of existing indebtedness; mark-to-market gains recorded in the fourth quarter on certain power and gas contracts due to a change in accounting principles; and losses from discontinued operations. The following is a breakdown of the current 2003 earnings guidance:

•	Core operating earnings	$0.18	to	$0.22
•	Net other expense	($0.13)	to	($0.16)
•	Net other income	$0.10	to	$0.12
•	Gains on the purchase of existing debt	$0.30	to	$0.40
•	Mark-to-market earnings	$0.42	to	$0.45
•	Loss from discontinued operations	($0.02)	to	($0.03)

	Total	$0.85	to	$1.00

     EBITDA, as adjusted, before non-cash and other charges, is anticipated to be approximately $1.4 billion.

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CALPINE REPORTS THIRD QUARTER 2003 RESULTS

Nov. 5, 2003

Conference Call Information

     Calpine will host a conference call to discuss its third quarter 2003 financial and operating results along with an update on liquidity and refinancing activities. The conference call will occur Wednesday, November 5, 2003, at 8:30 a.m. PST. To participate via the teleconference (in listen-only mode), dial 1-888-603-6685 at least five minutes before the start of the call. In addition, Calpine will simulcast the conference call live via the Internet. The web cast can be accessed and will be available for 30 days on Calpine’s investor relations page at www.calpine.com.

About Calpine

     Calpine Corporation is a leading North American power company dedicated to providing electric power to wholesale and industrial customers from clean, efficient, natural gas-fired and geothermal power facilities. The company generates power at plants it owns or leases in 22 states in the United States, three provinces in Canada and in the United Kingdom. Calpine is also the world’s largest producer of renewable geothermal energy, and it owns approximately 900 billion cubic feet equivalent of proved natural gas reserves in Canada and the United States. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit www.calpine.com.

This news release discusses certain matters that may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation (“the Company”) and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto; (ii) the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity; (iii) commercial operations of new plants that may be delayed or prevented because of various development and construction risks, such as a failure to obtain the necessary permits to operate, failure of third-party contractors to perform their contractual obligations or failure to obtain financing on acceptable terms; (iv) unscheduled outages of operating plants; (v) a competitor’s development of lower cost generating gas-fired power plants; (vi) risks associated with marketing and selling power from power plants in the newly-competitive energy market; (vii) the successful exploitation of an oil or gas resource that ultimately depends upon the geology of the resource, the total amount and costs to develop recoverable reserves and operations factors relating to the extraction of natural gas; (viii) the effects on the Company’s business resulting from reduced liquidity in the trading and power industry; (ix) the Company’s ability to access the capital markets or obtain bank financing on attractive terms; (x) the direct or indirect effects on the Company’s business of a lowering of its credit rating (or actions it may take in response to changing credit rating criteria), including, increased collateral requirements, refusal by the Company’s current or potential counterparties to enter into transactions with it and its inability to obtain credit or capital in desired amounts or on favorable terms; and (xi) other risks identified from time-to-time in the Company’s reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2002, its Form 8-K filed on October 23, 2003, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, which can be found on the Company’s website at www.calpine.com. All information set forth in this news release is as of today’s date, and the Company undertakes no duty to update this information.

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CALPINE CORPORATION AND SUBSIDIARIES

Consolidated Condensed Statements of Operations
For the Three and Nine Months Ended September 30, 2003 and 2002
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenue:
Electric generation and marketing revenue
Electricity and steam revenue	$1,440,056	$943,177	$3,634,730	$2,272,889
Sales of purchased power for hedging and optimization	843,013	1,278,520	2,269,102	2,516,727

Total electric generation and marketing revenue	2,283,069	2,221,697	5,903,832	4,789,616
Oil and gas production and marketing revenue
Oil and gas sales	27,879	21,827	83,358	91,031
Sales of purchased gas for hedging and optimization	305,706	231,893	961,652	664,649

Total oil and gas production and marketing revenue	333,585	253,720	1,045,010	755,680
Mark-to-market activities, net
Realized gain (loss) on power and gas transactions, net	(93)	6,845	30,180	15,276
Unrealized mark-to-market gain (loss) on power and gas transactions, net	(10,930)	(10,957)	(18,921)	(6,166)

Total mark-to-market activities, net	(11,023)	(4,112)	11,259	9,110
Other revenue	81,496	3,393	97,596	9,371

Total revenue	2,687,127	2,474,698	7,057,697	5,563,777

Cost of Revenue:
Electric generation and marketing expense
Plant operating expense	185,091	141,170	514,518	376,058
Royalty expense	7,022	4,743	18,840	13,092
Purchased power expense for hedging and optimization	835,892	1,059,841	2,254,560	2,039,955

Total electric generation and marketing expense	1,028,005	1,205,754	2,787,918	2,429,105
Oil and gas operating and marketing expense
Oil and gas operating expense	24,575	22,953	79,348	67,380
Purchased gas expense for hedging and optimization	293,241	218,443	941,312	671,196

Total oil and gas operating and marketing expense	317,816	241,396	1,020,660	738,576
Fuel expense	800,270	525,478	2,005,874	1,208,310
Depreciation, depletion and amortization expense	148,063	121,667	422,960	320,310
Operating lease expense	28,439	28,497	84,298	84,877
Other cost of revenue	8,380	1,354	20,501	4,452

Total cost of revenue	2,330,973	2,124,146	6,342,211	4,785,630

Gross profit	356,154	350,552	715,486	778,147
Income from unconsolidated investments in power projects	(4,110)	(10,176)	(68,584)	(10,561)
Equipment cancellation and impairment cost	632	10,884	19,940	193,555
Project development expense	2,979	7,624	14,137	29,474
General and administrative expense	61,757	53,366	179,277	163,614

Income from operations	294,896	288,854	570,716	402,065
Interest expense	204,668	127,806	496,508	280,628
Distributions on trust preferred securities	15,297	15,654	46,610	46,962
Interest income	(10,742)	(10,815)	(27,782)	(32,754)
Minority interest expense	2,569	1,457	10,182	1,870
Other income	(197,725)	(35,501)	(149,431)	(51,802)

Income before provision for income taxes	280,829	190,253	194,629	157,161
Provision for income taxes	41,920	48,386	21,487	33,585

Income before discontinued operations and cumulative effect of a change in accounting principle	238,909	141,867	173,142	123,576
Discontinued operations, net	(1,127)	9,261	(11,271)	20,200
Cumulative effect of a change in accounting principle, net	—	—	529	—

Net income	$237,782	$151,128	$162,400	$143,776

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	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Basic earnings per common share:
Weighted average shares of common stock outstanding	388,161	376,957	383,447	346,816
Income before discontinued operations and cumulative effect of a change in accounting principle	$0.62	$0.38	$0.45	$0.36
Discontinued operations, net of tax	$(0.01)	$0.02	$(0.03)	$0.05
Cumulative effect of a change in accounting principle, net of tax	$—	$—	$—	$—

Net income	$0.61	$0.40	$0.42	$0.41

Diluted earnings per common share:
Weighted average shares of common stock outstanding before dilutive effect of certain convertible securities	394,950	382,607	388,622	355,577
Income before dilutive effect of certain convertible securities, discontinued operations and cumulative effect of a change in accounting principle	$0.60	$0.37	$0.45	$0.35
Dilutive effect of certain convertible securities (1)	$(0.09)	$(0.05)	$(0.01)	$—

Income before discontinued operations and cumulative effect of a change in accounting principle	$0.51	$0.32	$0.44	$0.35
Discontinued operations, net of tax	$—	$0.02	$(0.03)	$0.05
Cumulative effect of a change in accounting principle, net of tax	$—	$—	$—	$—

Net income	$0.51	$0.34	$0.41	$0.40

The financial information presented above and in the Supplemental Data attached hereto is subject to adjustment until the company files its Form 10-Q with the Securities and Exchange Commission for the quarter ended September 30, 2003.

(1)	Includes the effect of the assumed conversion of certain convertible securities. No convertible securities were included in the nine months ended September 30, 2002, as the securities were antidilutive. For the three and nine months ended September 30, 2003, and for the three months ended September 30, 2002, the assumed conversion calculation added 106,844, 83,607, and 99,377 shares of common stock and $17,788, $32,368, and $14,326 to the net income results, respectively.

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CALPINE CORPORATION AND SUBSIDIARIES

Supplemental Data
(unaudited)

CASH FLOW DATA

	Nine Months Ended
	September 30,

	2003	2002

(in thousands)
Cash provided by operating activities	$171,539	$799,370
Cash used in investing activities	(1,836,624)	(3,242,777)
Cash provided by financing activities	2,046,282	1,573,698
Effect of exchange rate changes on cash and cash equivalents	9,008	2,277

Net increase (decrease) in cash and cash equivalents	$390,205	$(867,432)

RECONCILIATION OF GAAP NET INCOME TO EBITDA, AS ADJUSTED (1)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

(in thousands)
GAAP net income	$237,782	$151,128	$162,400	$143,776
Income from unconsolidated investments in power projects	(4,110)	(10,176)	(68,584)	(10,561)
Distributions from unconsolidated investments in power projects	4,665	2,126	125,680	2,144

Subtotal	238,337	143,078	219,496	135,359
Interest expense	204,668	127,806	496,508	280,628
1/3 of operating lease expense	9,480	9,499	28,099	28,292
Distributions on trust preferred securities	15,297	15,654	46,610	46,962
Provision for income taxes	41,920	48,386	21,487	33,585
Depreciation, depletion and amortization expense	154,072	126,715	441,702	335,434
Interest expense, provision for income taxes and depreciation, depletion and amortization from discontinued operations	(709)	17,744	(2,815)	47,245

EBITDA, as adjusted	$663,065	$488,882	$1,251,087	$907,505

RECONCILIATION OF EBITDA, AS ADJUSTED TO EBITDA, AS ADJUSTED BEFORE NON-CASH
AND OTHER CHARGES (2)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

(in thousands)
EBITDA, as adjusted	$663,065	$488,882	$1,251,087	$907,505
Equipment cancellation charge	632	10,884	19,940	193,555
Gain from cumulative effect of a change in accounting principle	—	—	(529)	—
Minority interest expense	2,569	1,457	10,182	1,870
Foreign currency translation (gains)/losses	(8,070)	(2,893)	36,234	(995)
Mark-to-market activity losses	10,930	10,957	18,921	6,166
Deferred project cost write-off	—	843	3,400	6,135
Gain on extinguishment of debt	(192,206)	—	(198,969)	(3,491)
Investment write-off	—	—	1,000	—
SFAS No. 123—stock-based compensation expense	3,813	—	12,236	—

EBITDA, as adjusted, for non-cash and other charges	$480,733	$510,130	$1,153,502	$1,110,745

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SUPPLEMENTARY POWER DATA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Generation (in mwh, in thousands) (3)	25,882	23,375	63,213	53,809
Average electric price realized (per mwh)	$55.91	$49.71	$57.73	$51.10
Average spark spread adjusted for benefits of equity gas production (per mwh)	$24.08	$26.21	$24.52	$26.94

SUPPLEMENTARY EQUIVALENT NATURAL GAS PRODUCTION DATA (4)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

(in Bcfe)
Natural Gas Production United States	14	14	44	41
Canada	10	11	30	35

Total	24	25	74	76

Average daily production rate	.257	.280	.273	.281
Average realized price per mcf	$4.76	$2.59	$5.25	$2.63

Average unit cost per mcf (excluding interest expense)	$2.72	$2.42	$2.60	$2.36

CALPINE CONTRACTUAL PORTFOLIO – AS OF SEPTEMBER 30, 2003

	2004	2005	2006	2007	2008

Estimated Generation Capacity
(in millions of mwh)
- Baseload	159.4	183.4	193.2	195.3	195.8
- Peaking	23.9	24.9	25.3	25.4	25.5

Total	183.3	208.3	218.5	220.7	221.3

Contractual Generation
(in millions of mwh)
- Baseload	65.4	63.1	56.4	42.3	38.9
- Peaking	18.6	18.5	17.4	17.4	17.5

Total	84.0	81.6	73.8	59.7	56.4

% Sold
- Baseload	41%	34%	29%	22%	20%
- Peaking	78%	74%	69%	69%	69%
- Total	46%	39%	34%	27%	25%

Contractual Spark Spread per mwh	$24.28	$25.06	$25.00	$25.40	$25.92

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	As of	As of
CAPITALIZATION	September 30, 2003	December 31, 2002

Cash and cash equivalents balance (in billions)	$1.0	$0.6
Total debt (in billions)	$15.9	$14.1
Debt to capitalization ratio (5)	73%	73%
Present value of operating leases (in billions)	$1.4	$1.4
Unconsolidated debt of equity method investments (estimated, in billions) (6)	$0.2	$0.2
(in thousands):
Short-term debt Notes payable, term loan and borrowings under lines of credit, current portion	$199,866	$509,883
Capital lease obligation, current portion	3,990	3,454
Construction/project financing, current portion	70,473	1,138,111
Senior notes	14,500	—

Total short-term debt	288,829	1,651,448
Long-term debt Notes payable, term loan and borrowings under lines of credit, net of current portion	1,070,286	957,814
Capital lease obligation, net of current portion	193,956	197,653
Construction/project financing, net of current portion	4,097,930	3,212,022
Convertible Senior Notes Due 2006	1,047,996	1,200,000
Senior notes, net of current portion	9,248,561	6,894,801

Total long-term debt	15,658,729	12,462,290
Total debt (5)	$15,947,558	$14,113,738
Company-obligated mandatorily redeemable convertible preferred securities of subsidiary trusts (HIGH TIDES)	$1,088,248	$1,123,969
Minority interests	$347,254	$185,203
Total stockholders’ equity (7)	$4,412,440	$3,851,914

Total capitalization	$21,795,500	$19,274,824

Debt to capitalization ratio
Total debt	$15,947,558	$14,113,738
Total capitalization	$21,795,500	$19,274,824
Debt to capitalization	73%	73%

(1)	This non-GAAP measure is presented not as a measure of operating results, but rather as a measure of our ability to service debt. It should not be construed as an alternative to either (i) income from operations or (ii) cash flows from operating activities to be disclosed in the company’s Form 10-Q for the quarter ended September 30, 2003. It is defined as net income less income from unconsolidated investments, plus cash received from unconsolidated investments, plus provision for tax, plus interest expense, plus one-third of operating lease expense, plus depreciation, depletion and amortization, plus distributions on trust preferred securities. The interest, tax and depreciation, depletion and amortization components of discontinued operations are added back in calculating EBITDA, as adjusted.

(2)	This non-GAAP measure is presented as a further refinement of EBITDA, as adjusted, to reflect the company’s ability to service debt with cash.

(3)	Does not include mwh generated by unconsolidated investments in power projects.

(4)	From continuing operations

(5)	The September 30, 2003, amounts include classifications as debt of certain preferred equity interests totaling $244 million from the adoption, effective July 1, 2003, of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” Excluding the effects of these items, total debt would have been $15.7 billion and the debt to capitalization ratio would have been 72%. Under SFAS No. 150, prior periods are not restated.

(6)	Amounts based on Calpine’s ownership percentage.

(7)	Includes accumulated other comprehensive income (loss) (“AOCI”) of $3,082 at September 30, 2003 and $(237,457) at December 31, 2002. Excluding AOCI from stockholders’ equity would not change the debt to capitalization ratio at September 30, 2003, and would change the ratio to 72% at December 31, 2002.

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